Exhibit 12

LONE STAR INDUSTRIES, INC.
Statement Re Computation of Ratio of Earnings to Fixed Charges(Unaudited) (Dollar amounts in thousands)

For the Three Months
 Ended March 31,
                           				     1997	           1996

Earnings Available:

        Income (loss) before provision
               for income taxes     	            $     398      $  (4,890)

        Less:  Excess of earnings over
               dividends less than fifty
               percent owned companies                (242)            -



               Capitalized interest                   (212)          (108)
                                                  $   ( 56)      $ (4,998)

Fixed Charges:

        Interest expense (including
               capitalized interest) and
               amortization of debt discount
               and expenses                       $  1,926      $   1,982


        Portion of rent expense
               representative of an
               interest factor                         276            282


Total Fixed Charges                                  2,202          2,264
                                                   ________      ________
Total Earnings Available                          $  2,146      $  (2,734)




Earnings deficiency (for coverage
    ratios less than one to one)                   $ (  56)     $  (4,998)